WINTHROP & WEINSTINE, P.A.               Exhibit 5.1
                            3000 Dain Bosworth Plaza
                              60 South Sixth Street
                          Minneapolis, Minnesota 55402

                                  July 24, 1996

ITI Technologies, Inc.
2266 North Second Street
North Saint Paul, Minnesota 55109

Re:   Registration Statement on Form S-8
      ITI Techonologies, Inc. Nonemployee Director Stock Option Plan
      75,000 Shares

Gentlemen:

We have acted as legal counsel for ITI Technologies, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 75,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), to be issued under the ITI Technologies, Inc. Nonemployee Director Stock Option Plan, in the manner set forth in the Registration Statement.

In connection therewith, we have examined (a) the Certificate of Incorporation and Bylaws of the Company, both as amended to date; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Shares; and (c) the Registration Statement. In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company has been legally incorporated and is validly existing under the laws of the State of Delaware.

2. All necessary corporate action has been taken by the Company to authorize the issuance of the Shares.

3. The Shares are validly authorized by the Company's Certificate of Incorporation, as amended, and when issued and paid for as contemplated in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By - /s/ Michele D. Vaillancourt
      Michele D. Vaillancourt